Mail Stop 0306

May 2, 2005



Mr. Stephen J. Alesia
Vice President and Chief Financial Officer
Hurco Companies, Inc.
One Technology Way
Indianapolis, IN  46268

	RE:	Hurco Companies, Inc.
	            Form 10-K for the fiscal year ended October 31,
2004
		Form 10-Q for the quarter ended January 31, 2005
		File No. 000-09143

Dear Mr. Alesia:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant